Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

BlackBerry Limited
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Per Share(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Shares	Rule 457(h)	800,425(2)	$6.74	$5,394,864.50	$9.27 per $100,000	$500.14
Total Offering Amount					$5,394,864.50		$500.14
Total Fee Offsets							$0.00
Net Fee Due							$500.14

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional common shares (the “Common Shares”) of BlackBerry Limited (the “Registrant”), that may be offered or issued in connection with any stock split, stock dividend, recapitalization or other similar transaction.
(2)	Represents Common Shares issuable in respect of inducement restricted share unit awards granted in accordance with New York Stock Exchange Listing (the “NYSE”) Rule 303A.08. See “Explanatory Note” herein.
(3)
Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of Common Shares on the NYSE on April 1, 2022.